Exhibit 10.5

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of the 1st day of July, 2002 (the “Effective Date”), by and between the UNIVERSITY OF PITTSBURGH OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a non-profit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at 4200 Fifth Avenue, Pittsburgh, Pennsylvania 15260 (“UNIVERSITY”) and NOVACEA, INC., a Delaware corporation having its primary place of business at 601 Gateway Boulevard, Suite 450, South San Francisco, California 94080 (“LICENSEE”).

WHEREAS, UNIVERSITY is the owner of certain PATENT RIGHTS and KNOW-HOW (as hereinafter defined) and has the right to grant licenses under such PATENT RIGHTS and KNOW-HOW,

WHEREAS, UNIVERSITY desires to have the PATENT RIGHTS and KNOW-HOW utilized in the public interest;

WHEREAS, LICENSEE has represented to UNIVERSITY, to induce UNIVERSITY to enter into this Agreement, that LICENSEE, shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS and KNOW-HOW so that public utilization results therefrom; and

WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS and KNOW-HOW upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “AFFILIATE” shall mean, with respect to UNIVERSITY, any clinical or research entity that is operated or managed as a facility under the UPMC Health System, whether or not owned by UNIVERSITY.

1.2 “KNOW-HOW” shall mean any and all non-patented, proprietary technology and information (including, without limitation, research data, designs, formulas, process information, clinical data, and other information pertaining or relating to any technology or invention claimed in the Patent Rights) existing as of the Effective Date as a result of activities conducted in the laboratories of Drs. Donald Trump and/or Candace Johnson, which is necessary or useful for the practice of the Patent Rights, or for the manufacture, use, offer for sale or sale of a Licensed Product.

1.3 “LICENSED PRODUCT” shall mean VITAMIN D and one or more cytotoxic agents administered or otherwise used or offered for use in a mariner which would, but for the license granted herein, infringe one or more of the PATENT RIGHTS.

1.4 “LICENSEE” shall mean NOVACEA, INC. and all entities directly or indirectly controlling, controlled by or under common control with NOVACEA, INC.

1.5 “NET SALES” shall mean LICENSEE’s and any sublicensee’s invoiced price for LICENSED PRODUCTS, less the sum of the following:

(a)	actual cost of freight charges or freight absorption and insurance, separately stated in such invoice;

(b)	actual trade, quantity or cash discounts allowed, if any;

(c)	taxes such as sales taxes, tariff duties and/or use taxes separately stated on each invoice and borne by the seller; and

(d)	credit allowances given or made for rejection or return of previously sold goods.

1.6 “PATENT RIGHTS” shall mean the interest of UNIVERSITY in:

(a)	the United States and foreign patents and/or patent applications listed in Exhibit “A” attached hereto;

(b)	United States and foreign patents issued from the applications listed in Exhibit “A” and from divisionals, continuations and continuations-in-part of these applications;

(c)	claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit “A”; and

(d)	claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above.

1.7 “SUB-LICENSE REVENUES” shall mean all consideration paid to LICENSEE in return for the grant of a sub-license under the PATENT RIGHTS, including license fees and milestone payments but excluding: (i) the purchase of equity in LICENSEE, (ii) payments or reimbursement for consulting, research, development, or other services. (iii) reimbursement for patent expenses or other actual disbursements of LICENSEE, and (iv) running royalties payable as a function of the manufacture, sale or use of a LICENSED PRODUCT.

1.8 “VITAMIN D” shall mean cholecalciferol, as well as all derivatives and analogs thereof or thereto.

ARTICLE 2 - GRANT

2.1 To the extent it may lawfully do so, UNIVERSITY hereby grants to LICENSEE a worldwide sole and exclusive license under the PATENT RIGHTS and KNOW-HOW to make,

have made, use, offer for sale and sell the LICENSED PRODUCTS. The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. Section 200, et seq.

2.2 UNIVERSITY reserves a royalty-free, non-exclusive right to practice under the PATENT RIGHTS to use LICENSED PRODUCTS for its own noncommercial research and educational purposes.

2.3 LICENSEE shall have the right to enter into sub-licensing arrangements for the rights, privileges and licenses granted hereunder upon notice to and prior written approval of UNIVERSITY, which approval shall not be unreasonably withheld or delayed. Any such sub-licensing arrangement shall terminate upon termination of this Agreement.

2.4 Any sub-license granted by LICENSEE hereunder shall provide that the obligations to UNIVERSITY of Sections 2, 7, 8, 9, 10 and 13 of this Agreement shall be binding upon the sub-licensee as if it were party to this Agreement.

2.5 LICENSEE shall forward to UNIVERSITY a copy of any and all sub-license agreements promptly upon execution thereof. Such copies and the non-public information reflected therein shall be kept confidential by UNIVERSITY.

2.6 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any intellectual property other than PATENT RIGHTS and KNOW-HOW.

ARTICLE 3 - DUE DILIGENCE

3.1 LICENSEE shall use best efforts consistent with prudent business judgment to bring one or more LICENSED PRODUCTS to market and to continue active marketing efforts for such LICENSED PRODUCTS throughout the term of this Agreement.

3.2 Without limiting Section 3.1, above, LICENSEE shall adhere to each of the following milestones:

(a)	begin a Phase II trial of a LICENSED PRODUCT within 18 months after the Effective Date;

(b)	begin a Phase II trial of a LICENSED PRODUCT for a second clinical indication within 24 months after the Effective Date; and

(c)	begin a pivotal Phase 111 trial of a LICENSED PRODUCT within 48 months after the Effective Date.

3.3 LICENSEE’s failure to perform in accordance with Section 3.1 or Section 3.2 shall constitute a material breach of this Agreement. Such breach shall entitle UNIVERSITY to terminate as provided in Section 10.1(a), below.

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1 In consideration of the rights, privileges and license granted by UNIVERSITY hereunder, LICENSEE shall pay royalties and other consideration as follows:

(a)	as an initial license fee, within ten (10) days execution of the Agreement, One Hundred Thousand Dollars ($100,000) and 50,000 fully-paid shares of Common Stock of LICENSEE, upon the terms set forth in the Stock Issuance Agreement attached hereto as Exhibit “B”, (plus the reimbursement of reasonable patent expenses incurred as of the Effective Date);

(b)	within ten (10) days following the issuance of a United States patent claiming priority from U.S. Patent [*] and which includes, inter alia, claims substantially identical to those identified as pending claims [*] in UNIVERSITY’s “Response to Office Action” dated October 3, 2001, a milestone payment of 50,000 Shares of fully-paid Common Stock of LICENSEE upon the terms set forth in Exhibit “B”; and

(c)	royalties in an amount equal to [*] percent ([*]%) of NET SALES determined in a manner consistent with Section 4.7, below.

4.2 Royalty payments pursuant to Section 4.1(c), above, shall be paid to UNIVERSITY in United States dollars and directed to the address set forth in Section 12 hereof within sixty (60) days after March 31, June 30, September 30 and December 31 of each calendar year during the term of this Agreement. LICENSEE shall have the right to reduce the royalty rate payable under Section 4.1(c) in any calendar quarter by [*] of the royalty rate paid to any third party, by judgment, contract or otherwise, for the right to manufacture, use or sell any LICENSED PRODUCT in such calendar quarter; provided, however, that the royalty rate due UNIVERSITY hereunder shall in no event be reduced to less than [*] percent ([*]%) of NET SALES.

4.3 Commencing on the first anniversary of the Effective Date, LICENSEE shall pay to UNIVERSITY a minimum annual royalty, which amount shall be creditable against royalties actually due to the UNIVERSITY with respect to NET SALES in such calendar year. The first such payment shall be One Hundred Thousand Dollars ($100,000). The amount of such annual payment shall increase each year by Twenty-Five Thousand Dollars ($25,000), up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) per year.

4.4 UNIVERSITY shall also receive: (i) [*] percent ([*]%) of all SUB-LICENSE REVENUES received by LICENSEE within the first twelve (12) months after the Effective Date; (ii) [*] percent ([*]%) of all SUB-LICENSE REVENUES received more than twelve (12) months but fewer than twenty-four (24) months after the EFFECTIVE DATE, and of such payments; and (iii) [*] percent ([*]%) of all SUB-LICENSE REVENUES received more than twenty-four (24) months after the Effective Date.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.5 Payments pursuant to this Agreement which are overdue shall bear interest calculated from the due date until payment is received at the rate of eight percent (8%) per annum.

4.6 LICENSEE shall sell LICENSED PRODUCTS to UNIVERSITY and its AFFILIATES upon request at such price(s) and on such terms and conditions as such products are made available to LICENSEE’s most favored commercial customer.

4.7 NET SALES as to the VITAMIN D component of each LICENSED PRODUCT sold by LICENSEE shall be determined and reported by LICENSEE solely in the manner provided in this Section 4.7. Following the end of each calendar quarter, LICENSEE shall ascertain the gross sales of all VITAMIN D products sold by it during such calendar quarter, and calculate a “net sales” figure for all its sales of VITAMIN D in such calendar quarter by deducting from its gross sales figure those items reflected in subsections (a) through (d) of Section 1.5, above (the “VITAMIN D NET”). From the VITAMIN D NET, LICENSEE shall deduct the gross invoiced amount of all sales of VITAMIN D by LICENSEE during such calendar quarter which LICENSEE can demonstrate, by reference to data published by IMS or a comparably reputable objective source, was directly attributable to use of VITAMIN D other than in conjunction with a cytotoxic agent which would otherwise violate the PATENT RIGHTS, i.e. sales of VITAMIN D for monotherapy and sales of VITAMIN D for use in combination with other compounds where such compound is not covered by claims of the PATENT RIGHTS. The result of this calculation shall be considered the NET SAT ES as to the VITAMIN D component of a LICENSED PRODUCT by LICENSEE for purposes of this - Agreement.

ARTICLE 5 - REPORTS

5.1 Within sixty (60) days after each March 31, June 30, September 30 and December 31 of each calendar year during the term of this Agreement, LICENSEE shall deliver to UNIVERSITY true, accurate and detailed reports of the following information in a form reasonably acceptable to UNIVERSITY:

(a)	number of LICENSED PRODUCTS sold by LICENSEE and all sub-licensees;

(b)	total gross billings for all such LICENSED PRODUCTS;

(c)	deductions set forth in Section 1.5;

(d)	the basis for any calculation of NET SALES made by LICENSEE pursuant to Section 4.7;

(e)	total royalties due; and

(f)	the total SUB-LICENSE REVENUE received by LICENSEE during such calendar quarter.

5.2 If no payment is due hereunder with respect to any calendar quarter commencing in the calendar quarter in which first commercial sale of a LICENSE PRODUCT occurs, LICENSEE shall so advise UNIVERSITY in writing within sixty (60) days after the end of such calendar quarter.

5.3 LICENSEE shall keep, and shall require that its sub-licensees keep, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder. Such books of account shall be kept at LICENSEE’S principal place of business. Such books and the supporting data related thereto shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain to the inspection of UNIVERSITY or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. The fees and expenses of UNIVERSITY’s representatives shall be borne by UNIVERSITY; however, if an error of more than five percent of the total payments due or owing for any year is discovered, then LICENSEE shall bear the reasonable fees and expenses of UNIVERSITY’s representatives.

ARTICLE 6 - PATENT PROSECUTION

6.1 During the term of this Agreement UNIVERSITY has or shall apply for, seek prompt issuance of and maintain the PATENT RIGHTS in the United States and in such foreign countries as may be designated by LICENSEE in a written notice to UNIVERSITY within a reasonable time in advance of the required foreign filing dates. UNIVERSITY shall use patent counsel selected in good faith consultation with LICENSER. LICENSEE shall have the opportunity to consult with and advise UNIVERSITY in the prosecution, filing and maintenance of such patents.

6.2 Within thirty (30) days after the Effective Date, and upon presentation of reasonable documentation, LICENSEE shall reimburse UNIVERSITY for fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS prior to the Effective Date, in an amount not to exceed Twenty-Five Thousand Dollars ($25,000). Following the Effective Date, all reasonable fees and costs, including attorneys’ fees relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be reimbursed by LICENSEE within thirty (30) days after receipt of a reasonable documentation of such fees and expenses. Payments pursuant to this Section 6.2 shall not be creditable against royalties.

ARTICLE 7 - INFRINGEMENT ACTIONS

7.1 LICENSEE shall inform UNIVERSITY promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and shall provide to UNIVERSITY any available evidence thereof.

7.2 LICENSEE shall have the right, but shall not the obligation, to prosecute at its own expense all infringements of the PATENT RIGHTS; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, LICENSEE may include UNIVERSITY as a party plaintiff in any such suit without expense to UNIVERSITY. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE, and UNIVERSITY shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due UNIVERSITY under Article 4. LICENSEE shall indemnify UNIVERSITY against any order for costs that may be made against UNIVERSITY in such proceedings.

7.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify UNIVERSITY at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, UNIVERSITY shall have the right, but not the obligation, to prosecute at its own expense any infringement of the PATENT RIGHT’S, and UNIVERSITY may, for such purposes, use the name of LICENSEE as party plaintiff UNIVERSITY shall bear all costs and expenses of’ any such suit in any settlement or other conclusion, by litigation or otherwise, UNIVERSITY shall keep any recovery or damages for past infringement derived therefrom.

7.4 In the event that a declaratory judgment action alleging invalidity or infringement of any of the PATENT RIGHTS shall be brought against UNIVERSITY, UNIVERSITY shall promptly notify LICENSEE. LICENSEE, at its option, shall have the right, within thirty (30) days after receipt of such notice, to intervene and take over the sole defense of such action at its own expense.

7.5 In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all reasonable respects including, without limitation, having its employees testify when requested and making available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 8 - INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

8.1 LICENSEE shall at all times during the term of this Agreement and thereafter indemnify, defend and hold UNIVERSITY, its trustees, officers, employees and affiliates (“INDEMNITEES”) harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTS or arising from, any obligation of LICENSEE hereunder, except to the extent that such claim or liability is the result of the gross negligence or intentional misconduct of an INDEMNITEE.

8.2 LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and UNIVERSITY in regard to events covered by Section 8.1 above, as provided below:

COVERAGE	LIMITS

(a) Workers’ Compensation	Statutory

(b) Employer’s Liability	$1,000,000

(c) Commercial General Liability, including, but not limited to, Products, Contractual, Fire, Legal and Personal Injury	$1,000,000 Combined Single Limits for Bodily Injury and Property Damage

(d) Umbrella Liability	$3,000,000

The UNIVERSITY shall be named as an additional insured with respect to insurance policies identified in Sections 8.2(c) and 8.2(d), above.

Certificates of insurance evidencing the coverage required above shall be filed with the UNIVERSITY’s Office of Risk Management, 1817 Cathedral of Learning, Pittsburgh, PA 15260, no later than thirty (30) days after execution of this Agreement and annually thereafter. Such certificates shall provide that the insurer will give the UNIVERSITY not less than thirty (30) days advance written notice of any material changes in or cancellation of coverage.

8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

ARTICLE 9 - ASSIGNMENT

9.1 This Agreement is not assignable without the prior written consent of UNIVERSITY and any attempt to do so shall be null and void; provided, however, that LICENSEE may assign this agreement in the context of a merger or acquisition of LICENSER or the sale by LICENSEE of substantially all of the assets to which this Agreement relates.

ARTICLE 10 - TERMINATION

10.1 UNIVERSITY shall have the right to terminate this Agreement if:

(a)	LICENSEE shall default in the performance of any of the obligations herein contained and such default has not been cured within forty-five (45) days after receiving written notice thereof from UNIVERSITY; or

(b)	LICENSER shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

10.2 LICENSEE may terminate this Agreement upon three (3) months prior written notice to UNIVERSITY and upon payment of all amounts due UNIVERSITY through the effective date of termination.

10.3 Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination LICENSEE and any sublicensee may, however, after the effective date of such termination, sell all products under the LICENSED PATENTS which LICENSEE produced prior to the effective date of such termination, provided that LICENSEE shall pay to UNIVERSITY the royalties thereon as required by Article 4 hereof and submit the reports required by Article 5 hereof.

ARTICLE 11 - NOTICES

11.1 Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address set forth below, if different from the address first set forth above, or to such other address as a party shall designate by written notice to the other party.

In the case of UNIVERSITY:

Director, Office of Technology Management

University of Pittsburgh

200 Gardner Steel Conference Center

Thackeray & O’Hara Streets

Pittsburgh, PA 15260

ARTICLE 12 - AMENDMENT, MODIFICATION

12.1 This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

ARTICLE 13 - MISCELLANEOUS

13.1 This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The exclusive forum for the resolution of any disputes arising. hereunder or with respect hereto shall be the state and federal courts of original jurisdiction in and for Allegheny County, Pennsylvania.

13.2 The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

13.3 Nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing. Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the PATENT RIGHTS. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party.

13.4 If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

13.5 Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party malting such waiver.

13.6 LICENSEE acknowledges that UNIVERSITY is free to publish the results of the research activities of its faculty, staff and students, even though such publication may involve the PATENT RIGHTS. UNIVERSITY agrees to submit to LICENSEE any proposed publication or presentation regarding the subject mailer specifically described in the PATENT RIGHTS for prior review by LICENSEE at least sixty (60) days before its submittal for publication or its presentation. LICENSEE may within thirty (30) days after receipt of such proposed publication, request that such proposed publication be delayed not more than ninety (90) days in order to allow for protection of intellectual property rights

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date set forth on the first page hereof.

UNIVERSITY OF PITTSBURGH – OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By	/s/ Jerome Cochran
Jerome Cochran Executive Vice Chancellor

NOVACEA, INC.

By	/s/ Brad Goodwin
Brad Goodwin Chief Executive Officer

EXHIBIT A

PATENT RIGHTS

PATENT RIGHTS shall mean all intellectual property described and claimed in the U.S. Patent [*], and U.S. Patent [*], and foreign patents and patent applications filed thereon, and any subsequent United States and foreign patent applications filed thereon and patents issued from those applications, including divisionals, continuations; and any United States or foreign patent applications that claim any improvements to the invention claimed in the foregoing which are within the scope of any of the claims of the foregoing patents or patent applications.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

STOCK ISSUANCE AGREEMENT

This Stock Issuance Agreement (the “Agreement”), dated as of the      day of July, 2002, by and between NOVACEA, Inc., a Delaware corporation (the “Company”), and THE UNIVERSITY OF PITTSBURGH OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION (the “Purchaser”)

WITNESSETH:

WHEREAS, the Company and the Purchaser are entering into a License Agreement dated July 1, 2002 (the “License Agreement”); and

WHEREAS, as part of the consideration for the Purchaser entering into the License Agreement, the Company proposes to issue and sell to the Purchaser 50,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and the Purchaser desires to purchase such shares from the Company, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE,- in consideration of the premises and mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.	Purchase of Shares

Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, on the Closing Date (as defined below), 50,000 shares of the Common Stock (the “Shares”). At the closing hereunder (the “Closing”), the Shares shall be issued to and registered in the name of the Purchaser together with and in partial consideration of the execution and delivery by the Purchaser of the License Agreement. The Closing shall take place at such time and place as the Purchaser and the Company shall mutually agree upon, but in any event shall be on or before July 15, 2002 (the “Closing Date”).

2.	Representations and Warranties of the Company.

The Company represents and warrants to the Purchaser that:

(a)	Organization. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted and to own its properties. The Company and each of its subsidiaries is duly licensed or qualified as a foreign corporation in good standing in all other jurisdictions where the nature of its businesses or the ownership of its properties so requires, except where the failure to be so licensed or qualified would not have a materially adverse effect on the financial condition of the Company and its subsidiaries taken as a whole.

(b)	Capitalization. On the Closing Date, the authorized capital Shares of the Company is as shown on Exhibit “A” attached hereto. All shares of the Company’s capital stock that are issued and outstanding have been validly issued and are fully paid, nonassessable and outstanding. No other shares of capital stock of the Company are or will then be issued or outstanding and, except as identified in Exhibit “A” hereto, no subscription, warrant, option or other right to purchase or acquire any securities convertible into or exchangeable for such capital stock, with or without consideration, are or will then be existing, authorized or outstanding. All of the outstanding securities of the Company have been offered and sold in compliance with applicable federal and state securities laws.

(c)	Authorization: Consents. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action on the part of the Company. Upon the duly authorized execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and equitable principles. All authorizations, approvals, permits and consents required in connection with the execution, delivery and performance of this Agreement and all other documents contemplated hereby have been obtained, including, without limitation, any registration, qualification, notification or other filing required under applicable federal and state securities laws.

(d)	Share Validity. The Shares shall, upon such issuance, sale, exercise and delivery, be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any and all liens and preemptive and other similar rights.

(e)	No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms and provisions hereof or thereof, nor the offer, issuance or sale of the Shares, will conflict with or violate or (with or without notice or lapse of time or both) constitute a breach of, or default under, any such laws, rules, regulations, licenses, permits or authorizations, or any order, judgment or decree, or the Company’s Certificate of Incorporation, as amended, or Bylaws or any agreement or other instrument by which the Company or any of its subsidiaries is bound or to which the Company or any of its subsidiaries or any of their respective properties is subject; nor will any such action result in the imposition of any lien or encumbrance upon any asset or property of the Company.

(f)	Securities Law Compliance. (i) Based in part upon the representations of the Purchaser set forth in Section 3 hereof, the offer and sale by the Company of the Shares hereunder is exempt from (1) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, and (2) the registration and/or qualification provisions of all applicable state securities and “blue sky” laws.

(g)	Representations. The representations and warranties by the Company in this Agreement, and in any documents, written statements, certificates, exhibits or schedules furnished or to be furnished by the Company pursuant hereto, or in connection with the transactions contemplated hereby, when considered together do not contain and will not contain any untrue statement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.

(h)	Piggyback Registration. The Company shall use its best efforts to grant to the Purchaser the same “piggyback” registration rights as are granted to Oregon Health Sciences University pursuant to the terms of that certain First Amended and Restated Investors’ Rights Agreement dated as of July 6, 2001, by and among the Company and the other parties thereto (the “IRA”). Specifically, the Company shall use its best efforts to cause the IRA to be amended no later than September 15, 2002, to make the Purchaser a party to the IRA for the purposes of Sections 1.3, 1.5, 1.7 and 1.8 of the IRA.

(i)	Company’s Right of First Refusal. Before any of the Shares may be sold or otherwise transferred by Purchaser, the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this subsection (i). In the event Purchaser proposes to sell or otherwise dispose of the Shares, in whole or part, it shall deliver to the Company a written notice (the “Notice”) stating: (A) Purchaser’s bona fide intention to sell or otherwise transfer some or all of the Shares (the “Offered Shares”), (B) the name of each proposed purchaser or transferee (the “Proposed Transferee”), (C) the number of the Offered Shares to be transferred to each Proposed Transferee, and (D) the bona fide cash price or fair market value of other consideration for which Purchaser proposes to transfer the Offered Shares (the “Offered Price”), and Purchaser shall offer the Offered Shares at the Offered Price to the Company or its assignee(s). At any time within 10 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to Purchaser, elect to purchase all of the Offered Shares at the Offered Price. In the event that the Company or its assignee(s) exercises its rights under this subsection, payment of the Offered Price shall be made, by check or wire transfer, within 40 days after Company’s receipt of the Notice. The sale shall constitute a representation and warranty by the Purchaser that the Offered Shares being sold are free and clear of all liens and encumbrances. The rights of first refusal under this subsection shall not apply to, and shall terminate immediately before, the closing of the Company’s initial public offering of Common Stock with net proceeds to the Company of no less than $20,000,000 pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

3.	Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Company that:

(a)	Purchase for Investment

(i)	This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by its acceptance hereof the Purchaser hereby confirms, that the Shares will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participations in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person, or to any third person, with respect to any of the Shares.

(ii)	The Purchaser understands that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), on the ground that the sale provided for in this Agreement and the issuance of the Shares hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated in part on the Purchaser’s representations set forth herein.

(iii)	The Purchaser represents that it is experienced in evaluating and investing in companies such as the Company, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. The Purchaser further represents that it has had, during the course of the transaction and prior to its purchase of the Shares, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

(iv)	The Purchaser agrees that the Company, if it so desires, may permit transfers by the Purchaser of the Shares purchased hereunder only when the securities have been registered under the Act, any applicable state securities law and any other applicable securities legislation or when the request for transfer is accompanied by an opinion of counsel, which opinion and the counsel rendering same shall be acceptable to the Company, to the effect that the transfer or proposed transfer does not require registration under the Act, any state securities law or any other applicable securities legislation, and the Purchaser agrees that a legend to such effect, if the Company so desires, may be placed on the certificates or instruments representing any of the Shares and a stop transfer order may be placed with respect thereto.

(b)	Purchase for Investment. The Purchaser has obtained all authorizations and approvals, if any, necessary to its execution, delivery and performance of this Agreement and upon the duly authorized execution and delivery hereof by the Company, this Agreement constitutes the Purchaser’s valid and legally binding obligation, enforceable in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally and by equitable principles.

(c)	Corporate Power. The Purchaser represents and warrants that it has the requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and perform its obligations hereunder and thereunder.

4.	Conditions to the Purchaser’s Obligations to Purchase.

The obligation of the Purchaser to consummate the transaction contemplated herein is subject to the fulfillment to the Purchaser’s satisfaction, on or before the Closing Date, of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on such date.

(b)	Performance. The Company shall have performed and fulfilled all obligations and conditions herein required to be performed or fulfilled by it on or prior to the Closing Date, and all documents delivered in connection herewith shall be reasonably satisfactory in form and content to the Purchaser and its legal counsel.

(c)	Consents; Corporate Proceedings. The Company shall have obtained all consents, permits and waivers of governmental authorities or other third parties and taken all corporate and other proceedings necessary for the execution, delivery and performance of this Agreement and the transactions contemplated hereby as shall be reasonably satisfactory in scope, form and substance to the Purchaser and its legal counsel and the Purchaser and its legal counsel shall have received copies of all documents and instruments reflecting or evidencing the same.

(d)	No Injunction. No temporary, preliminary or permanent injunction or any order by any federal or state court of competent jurisdiction shall have been issued or threatened which prohibits or otherwise seeks to prohibit, restrain, enjoin or delay the consummation of any of the transactions contemplated by this Agreement, including without limitation the issuance, sale and delivery of the Shares to the Purchaser.

(e)	Good Standing; Certificate of Incorporation. The Company shall have delivered to the Purchaser a certificate of the Secretary of State of the State of Delaware (the “State”), issued within three business days prior to the Closing Date, indicating that the Company is a corporation created, organized and validly existing under the laws of the State.

5.	Conditions to the Company’s Obligation to Sell.

The obligation of the Company to issue and sell the Shares hereunder is subject to the fulfillment to the Company’s satisfaction, at or before the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by the Company:

(a)	Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on each such date.

(b)	Performance. The Purchaser shall have performed and fulfilled all obligations and conditions herein required to be performed or fulfilled by it on or prior to the Closing Date, and if the Closing Date is a date other than the date hereof, a certificate of an authorized officer of the Purchaser to such effect dated the Closing Date shall be delivered to the Company.

6.	Termination.

(a)	Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason, at any time prior to the Closing Date, by the mutual written consent of the Company and the Purchaser.

(b)	Termination by the Company or the Purchaser. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Company or the Purchaser if and to the extent that (i) the Closing shall not have occurred at or prior to the close of business on July 15, 2002; provided, however, that the right to terminate this Agreement under this Section 6(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (ii) any court or governmental authority of competent jurisdiction shall have issued an order, decree, writ or ruling or taken any other action, or there shall be in effect any statute, rule or regulation, temporarily, preliminarily or permanently restraining, enjoining or otherwise prohibiting the purchase of the Shares hereunder, or the consummation of the transactions contemplated by this Agreement.

(c)	Termination by the Purchaser. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Purchaser at any time prior to the Closing Date if (i) the Company shall have failed to comply with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, (ii) there shall have been a misrepresentation or breach by the Company with respect to any representation or warranty made by it in this Agreement, or (iii) there shall have occurred and be continuing any condition, event or development having, or reasonably likely to have, a material adverse effect on the business, operations, financial condition or prospects of the Company and its subsidiaries taken as a whole.

(d)	Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Company, at any time prior to the Closing Date, if (i) the Purchaser shall have failed to comply with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Purchaser at or prior to such date of termination, or (ii) there shall have been a misrepresentation or breach by the Purchaser with respect to any representation or warranty made by the Purchaser in this Agreement.

7.	Indemnification.

(a)	The Company agrees to indemnify and hold harmless the Purchaser, each person who controls the Purchaser within the meaning of Section 15 of the Securities Act and/or Section 20 of the Securities Exchange Act of 1934, as amended, and each of the officers, directors, employees, agents, affiliates and associates of the foregoing in their respective capacities as such, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, damages, judgments, amounts paid in settlement and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) to the extent relating to or arising out of any inaccuracy in or breach, violation or non-observance of any of the representations, warranties, covenants or agreements made by the Company herein and regardless of whether suffered or incurred in connection with litigation commenced by one or more third parties.

(b)	The Purchaser agrees to indemnify and hold harmless the Company, each person who controls the Company within the meaning of Section 15 of the Securities Act and/or Section 20 of the Securities Exchange Act of 1934, as amended, and each of the officers, directors, employees, agents, affiliates and associates of the foregoing in their respective capacities as such, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, damages, judgments, amounts paid in settlement and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) to the extent relating to or arising out of any inaccuracy in or breach, violation or non-observance of any of the representations, warranties, covenants or agreements made by the Purchaser herein and regardless of whether suffered or incurred in connection with litigation commenced by one or more third parties.

(c)	The obligations of the parties under this Section 7 shall inure to the benefit of any transferees or assignees of the Purchaser.

8.	Miscellaneous.

(a)	Waivers and Amendments. Neither this Agreement nor any of the provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed instrument in writing signed by all of the parties hereto.

(b)	No Impairment. The Company will not, by amendment of its Certificate of Incorporation or otherwise, avoid or seek to avoid the observance or performance of any agreement or covenant hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement.

(c)	Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Company or the Purchaser and the Closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company or the Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company or the Purchaser hereunder as of the date of such certificate or instrument.

(d)	Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto, their successors and assigns.

(e)	Entire Agreement. This Agreement and the other documents and agreements delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(f)	Certain Expenses. Each party agrees to bear its own expenses in connection with the negotiation, execution and performance of this Agreement.

(g)	Delays or Omissions. No delay or omission in exercising any right, power or remedy accruing to the Purchaser upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default. Any waiver, permit, consent or approval of any kind on the part of the Purchaser or the Company of any breach or default under this Agreement or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing. All remedies, either under this Agreement, or by law or otherwise afforded to a party to this Agreement, shall be cumulative and not alternative.

(h)	Severability. If any section or provision of this Agreement, or any covenant, stipulation, obligation, agreement, act or action, or any part thereof, made, assumed, entered into or taken hereunder or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect the remainder thereof or any other section or provision hereof or any covenant, stipulation, obligation, agreement, act or action, or part hereof, made, assumed, entered into or taken hereunder, which shall be construed and enforced as if such illegal or invalid portion were not contained herein, nor shall such illegality or invalidity affect any legal and valid application thereof, and each such section, provision, covenant, stipulation, obligation, agreement, act or action, or part thereof, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the fullest extent permitted by law.

(i)	Headings. The headings of the various sections and paragraphs of this Agreement have been inserted for convenience only, are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

(j)	Governing Law. This Agreement shall be deemed to be an agreement under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of said state, with jurisdiction to adjudicate all claims arising hereunder residing in the courts of said state and the U.S. District Court for the State of Delaware.

(k)	Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed to have been given, made or delivered when actually received by whatever means of transmission or when deposited in the mail and sent by registered or certified mail, postage prepaid, by facsimile transmission with confirmation of receipt addressed, as the case may be, as follows:

If to the Company:

601 Gateway Blvd., Suite 450

South San Francisco, CA 94080

Attention: President

If to the Purchaser:

Director, Office of Technology Management

University of Pittsburgh

200 Gardner Steel Conference Center

Thackeray & O’Hara Streets

Pittsburgh, PA 15260

(l)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:	NOVACEA, INC.

By:
	Title:	CEO

ATTEST:	UNIVERSITY OF PITTSBURGH – OF THE COMMONWEALTH SYSTEM HIGHER EDUCATION

By:
Jerome Cochran
	Title:	Executive Vice Chancellor